Exhibit 10.2

Air Products and Chemicals, Inc. (the “Company”)
Performance Share Award Agreement

Company Confidential Communication to: «Participant Name»

You have been granted a Performance Share Award under the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan (the “Plan”).

Your FY2025 award consists of «Shares Granted» Deferred Stock Units with a three-year performance period, each unit (a “Performance Share”) being equivalent in value to one share of Common Stock.

Your FY2025 Performance Share Award is subject to and contingent upon your agreement to the conditions described in Exhibit A and the terms described in Exhibit B (collectively, the “Conditions”). Please read the Conditions carefully, particularly the descriptions of the “Restrictive Covenants.” This letter, together with its Exhibits, constitutes the agreement governing your FY2025 Performance Share Award (“Award Agreement”). Your FY2025 Performance Share Award is also at all times subject to the applicable provisions of the Plan and to any determinations made by the Administrator or its delegate, with respect to your FY2025 Performance Share Award as contemplated or permitted by the Plan or the Conditions. By accepting this award, you will be deemed to have accepted and agreed to the terms and conditions of the Award Agreement and the Plan.
None of your FY2025 Performance Share Award, this Award Agreement or the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your FY2025 Performance Share Award to vest, become exercisable, be earned or be paid out. Except as otherwise indicated all capitalized words used in this Award Agreement have the meanings described in the Plan.
    WITNESSETH the due execution of this Award Agreement by the Company effective as of the 2nd day of December 2024 and your acceptance of the Award Agreement intending to be legally bound hereby.

    AIR PRODUCTS AND CHEMICALS, INC.

By: /s/ Seifi Ghasemi
Seifi Ghasemi
Chairman, President, and Chief Executive Officer

EXHIBIT A

FY2025 AWARDS UNDER THE PLAN ARE SUBJECT TO THE FOLLOWING CONDITIONS:

In the event the Company determines, in its sole discretion, that you have violated the restrictive covenants set forth in Paragraph 1 (the “Restrictive Covenants”), at any time during your employment, or within two years after termination of your employment from the Company, the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of providing actual damages or posting of a bond, (ii) damages equal to an equitable accounting of all earnings, profits and other benefits arising from such violation of Paragraph 1, (iii) cancel, not deliver, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised or deferred Awards outstanding under the Plan, and (iv) recoup the proceeds from any exercise, payment or delivery of an Award or any shares of Common Stock issued pursuant to an Award. In the event that the Company determines that you are subject to recoupment under these Restrictive Covenants, you shall repay the Company the amount determined by the Company in such manner and on such terms as may be required by the Company, and the Company shall be entitled to set off against the amount due under this provision any amount owed to you by the Company (including by causing the cancellation of any outstanding incentive Award due to you).

1.Restrictive Covenants.
a.Definitions. For purposes of this Paragraph 1, the following words shall have the following definitions.
(i)“Affiliate” of a specified Person shall mean any Person which is under common control with the specified Person, or of which the specified Person is an executive officer, manager, trustee, executor or similar controlling Person.
(ii)“Company” shall include Air Products and Chemicals, Inc. and the subsidiaries and Affiliates of Air Products and Chemicals, Inc.
(iii)“Business of the Company” means the production, manufacturing and distribution of industrial gases, including atmospheric and process gases; the designing and manufacturing of equipment for the production, processing, purification distribution or storage of gases or for natural gas liquefaction; and any other line of business conducted, developed or being developed by the Company during your employment with the Company, in each case, in which you are or were involved during the course of your employment with the Company or about which you possess Confidential Information.
(iv)“Confidential Information” means any non-public, proprietary confidential or trade secret information of the Company and/or its customers, including but not limited to, business processes, know-how, practices, methods, plans, research, operations, services, strategies, techniques, formulae, manuals, data, notes, diagrams, customer or vendor information, pricing or cost information, product plans, designs, experimental processes and inventions.
(v)“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship or other business organization.
(vi)“Provide Services” means to directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, participate in, serve on the board of directors of, consult with, contribute to, hold a security interest in, render services for, give advice to, provide assistance to or be otherwise affiliated or associated with.
(vii)“Restricted Area” means any country in which you worked during your employment with the Company, over which you had supervisory responsibility for the Business of the Company while employed by the Company, or with respect to which you have Confidential Information pertaining to the Business of the Company.
2.Acknowledgment.
a.You hereby expressly acknowledge and agree that the obligations in this Award Agreement are in addition to, and shall not supersede, the obligations you may have pursuant to other agreements with the Company, including, without limitation, your obligations under your Employee Patent and Confidential Information Agreement that you entered into when you were employed by the Company, which shall continue to apply in accordance with its terms.

b.You acknowledge and agree that (i) the Business of the Company is intensely competitive and that your employment with the Company has required you to have access to, and knowledge of, Confidential Information, which is of vital importance to the success of the Business of the Company; (ii) the use, disclosure or dissemination of any Confidential Information, except on behalf of the Company, could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Business of the Company; and (iii) the Company is engaged in business, and has customers, throughout the world.

c.You further understand and acknowledge that the Company invests in customer relationships and as a result, has developed and will develop considerable goodwill with and among its customers. You agree that the Restrictive Covenants articulated herein are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill, and that the Company would not have provided the good and valuable consideration set forth in this Award Agreement in absence of such restrictions. You further understand and acknowledge that the Company will be irreparably harmed if you violate the Restrictive Covenants articulated herein.
3.Confidential Information. You agree that you have and will at all times hereafter, (A) treat all Confidential Information as strictly confidential; and (B) not directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person who is not authorized by the Company to know such Confidential Information in the furtherance of the Company’s business.
4.Non-Disparagement. During your employment by the Company and for two years after your employment with the Company terminates for any reason, you agree not to directly or indirectly make, or cause to be made, any statement, observation or opinion that disparages or impugns the business or reputation of the Company, its products, services, agents or employees. You understand that this Section 1(d) does not, in any way, restrict or impede me from (i) exercising my rights under Section 7 of the National Labor Relations Act (or any other protected rights) to the extent that such rights cannot be waived by agreement.
5.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order.  Nothing in this Award Agreement, or any other agreement you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Award Agreement or any other agreement you have with the Company shall prohibit or restrict you from making any disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
6.Return of Company Property. You represent that upon request from the Company at any time and, without request, upon termination of your employment with the Company for any reason, you will deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Confidential Information, which is in your possession, custody and control, whether made or compiled by you or furnished to you by virtue of your employment with the Company. You further represent that you will deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment and other property furnished to you by virtue of your employment with the Company.
7.Notice. You agree that during your employment with the Company and for two years after your employment with the Company terminates for any reason (the “Restricted Period”), you will give the Company 10 business days’ written notice of your intention to Provide Services to any other Person that engages in or is preparing to engage in the Business of the Company within the Restricted Area. Such written notice must provide sufficiently detailed information so as to allow the Company to determine if you will be in breach of this Award Agreement if you Provide Services to such other Person.
8.Non-Competition. During your employment by the Company and, unless you are an Excluded Service Provider, during the Restricted Period, you agree that you will not Provide Services to any Person, other than the Company, that engages in or is preparing to engage in the Business of the Company within the Restricted Area, unless (i) such other Person also engages in lines of business that are separate, distinct and divisible from the Business of the Company, (ii) you do not Provide Services, Confidential Information or strategy to the Business of the Company conducted by such other Person, and (iii) you do not attend meetings where the Business of the Company conducted by such other Person is discussed or where you could, even inadvertently, disclose Confidential Information. Your passive ownership of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of this paragraph. For the avoidance of doubt, if you are an Excluded Service Provider, as described in Section 1(l) below (Grantees in California and Certain Other Jurisdictions), this Section 1(h) applies to you while you are providing services to the Company and does not apply to you during the Restricted Period.
9.Non-Solicitation; Non-Interference. During your employment by the Company and, unless you are an Excluded Service Provider, during the Restricted Period, you also agree that you will not, directly or indirectly without the prior written consent of the Company:
a.encourage, persuade, induce, or attempt to encourage or persuade or induce, any person who is an employee at the grade level of 118 or above, an officer, or a director of the Company, in each case, to terminate such relationship with the Company; or hire or engage, participate in the hiring or engagement of, or solicit or make an offer of employment or engagement to any employee at the grade level of 118 or above, officer or director of the Company who was employed or engaged by the Company as of your last day of employment with the Company.
b.on behalf of any Person engaged in the Business of the Company (other than the Company) solicit, contact, or attempt to solicit or contact any current, former or prospective customer of the Company whom you had contacted within the 24 months prior to your last day of employment with the Company or about whom you have any Confidential Information.
c.encourage or persuade, or attempt to encourage or persuade any (A) customer of the Company, (B) potential customer of the Company during the last 24 months of your employment with the Company with which or with whom you knew to be such a potential customer, or (C) prior customer of the Company, in each case, not to do business with the Company or to reduce the amount of business it is doing or might do in the future with or through the Company.
For the avoidance of doubt, if you are an Excluded Service Provider, as described in Section 1(l) below (Grantees in California and Certain Other Jurisdictions), this Section 1(i) applies to you while you are providing services to the Company and does not apply to you during the Restricted Period.

10.Tolling. If you violate any of the terms of the Restrictive Covenant obligations articulated herein, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.
11.Successors and Assigns. The Award Agreement (including this Paragraph 1) shall inure to the benefit of the successors and assigns of the Company. The Company may assign this Award Agreement (including this Paragraph 1), without your consent. You may not assign the Award Agreement (or the obligations set forth in this Paragraph 1).
12.Grantees in California and Certain Other Jurisdictions. If you primarily reside and work in California or another jurisdiction that would render, at the time your service with the Company terminates, (i) the non-competition provision in Section 2(h) (Non-Competition), and/or (ii) the non-solicitation or non-interference provisions in Section 2(i) (Non-Solicitation; Non-Interference) unenforceable during the Restricted Period, you will be considered an “Excluded Service Provider.” If you are an Excluded Service Provider, the non-competition restrictions described in Section 2(h) and/or the non-solicitation and non-interference provisions in Section 2(i), as applicable, shall not apply to you during the Restricted Period, except as provided in the next sentence. If you are an Excluded Service Provider, during the Restricted Period, to the fullest extent enforceable by law, you will not directly or indirectly solicit, or attempt to solicit, any employee or consultant of the Company, or any individual who was an employee or consultant of the Company within the six (6) months preceding such solicitation or attempt.
13.Interpretation. All determinations regarding the interpretation, construction, enforcement, waiver, or modification of this Award Agreement and/or the Plan shall be made in the Administrator’s sole discretion and shall be final and binding. Determinations made under this Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.
14.Conflict. If any of the terms of this Award Agreement in the opinion of the Administrator conflict or are inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Administrator reserves the right to modify this Award Agreement to be consistent with applicable laws or regulations.
15.Personal Data. You understand and acknowledge that the Company holds certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby provide explicit consent to the Company to process any such personal data and sensitive personal data. You also hereby provide explicit consent to the Company to transfer any such personal data and sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any third party providing services to the Company in connection with the administration of the Plan.
16.Plan Documents. By accepting this award, you acknowledge having received and read this Award Agreement and the Plan, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future

(including without limitation by e-mail, by website access, and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you. This Award Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and the Company regarding the terms and conditions of this Award.
17.Jurisdiction; Governing Law. Any action arising out of or related to this Award Agreement or the Plan shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania, or in any court of general jurisdiction in Allentown, Pennsylvania; you and the Company consent to personal jurisdiction in any such court and waive any objection to the laying of venue of any such suit, action or proceeding in any such court. This Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its principles of conflict/choice of law. You and the Company also irrevocably and unconditionally consent to the service of any process, pleadings, notices, or other papers with respect thereto. YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AWARD AGREEMENT.
18.Modification; Severability. If any court of competent jurisdiction finds any provision of this Award Agreement, and particularly the covenants set forth in Paragraph 1, or portion thereof, to not be fully enforceable, it is the intention and desire of the parties that the provision be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Award Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent. To the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Award Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Award Agreement. If Paragraph 1 is unenforceable in its entirety, then this Award Agreement shall be considered null and void ab initio.
19.Waiver. The failure of the Company to enforce any terms, provisions or covenants of this Exhibit shall not be construed as a waiver of the same or of the right of the Company to enforce the same. Waiver by the Company of any breach or default by you of any term or provision of the Award Agreement (including these Restrictive Covenants) shall not operate as a waiver of any other breach or default.
20.No Contract. None of your FY2025 Performance Share Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Awards to vest or become exercisable.

EXHIBIT B
PERFORMANCE SHARES

1.Grant of Performance Shares. Performance Shares are granted to you subject to the terms of the Plan, as amended from time to time and the terms and conditions described in this Award Agreement. The Performance Shares are “Deferred Stock Units” as described in Section 9 of the Plan. The Deferral Period begins on 2 December 2024 and ends on 2 December 2027.

2.Payment of Deferred Stock Units. The Performance Shares granted to you will be earned in accordance with the formula indicated in Attachment I based on Air Products’ relative “Total Shareholder Return” in relation to the “TSR comparator group” (as such terms are defined in Attachment I) over the three fiscal year performance period beginning 1 October 2024 and ending 30 September 2027 (the “Performance Period”). Subject to the conditions described in this Award Agreement, Performance Shares earned and not forfeited (including in the event of your termination of employment during the Deferral Period) shall be paid in shares of Common Stock, cash, or both, as determined by the Administrator or its delegate, in its sole discretion, as soon as administratively practical following the end of the Deferral Period (but in no event later than 60 days thereafter).

3.Dividends. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral Period. For each earned Performance Share that vests under this Award Agreement, you will be entitled to receive a payment equal to the dividends which would have been paid with respect to a share of Common Stock during the Deferral Period without interest (“Dividend Equivalents”). Such Dividend Equivalents will be paid in cash or shares of Common Stock following the end of the Deferral Period (but in no event later than 60 days thereafter) or at such other time as is specified below.

4.Termination of Employment. Except as provided below (with respect to a qualifying “Involuntary Termination” as such term is defined below), if your employment by the Company and all of its affiliates is terminated for any reason prior to 2 December 2025 for any reason other than death or Disability, all of your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates on or after 2 December 2025, but during the Deferral Period, other than due to death, Disability, Retirement or a termination by the Company without Cause, all of your Performance Shares will be automatically forfeited in their entirety. For purposes of this Award Agreement, (i) a termination without Cause by the Company during the Deferral Period shall be referred to as an “Involuntary Termination,” and (ii) Cause shall have the meaning set forth in the Plan, provided that if the administrator of the Air Products and Chemicals, Inc. Executive Separation Program (the “Program”) determines that you are eligible for the benefits of the Program, Cause shall have the meaning set forth in the Program.

a.Death or Disability. If your employment by the Company and all its affiliates is terminated during the Deferral Period (including before 2 December 2025), due to death or Disability, you will vest in a pro-rata portion of your earned Performance Shares, based on actual financial performance, as determined by the Administrator in its sole discretion, (which portion in each case shall be based on the number of full months you worked during the Performance Period before your termination of employment divided by 36) and your remaining Performance Shares will be forfeited. If your employment by the Company and all its affiliates terminates at any time during the Deferral Period (including before 2 December 2025) due to death or Disability, payment in respect of earned Performance Shares that have not been forfeited and of related Dividend Equivalents shall be made, as soon as practicable following the end of the Deferral Period (but in no event later than 60 days thereafter), to you, or, in the event of death, your Designated Beneficiary or, if none, your legal representative.
b.Retirement. If your employment by the Company and all its affiliates is terminated on or after 2 December 2025, but during the Deferral Period, due to Retirement, you will vest in a pro-rata portion of your earned Performance Shares, based on actual financial performance, as determined by the Administrator in its sole discretion, (which portion in each case shall be based on the number of full months you worked during the Performance Period before your termination of employment divided by 36) and your remaining Performance Shares will be forfeited. In the event of your termination of employment due to Retirement on or after 2 December 2025 and prior to the end of the Deferral Period, payment in respect of the Performance Shares due to you and of related Dividend Equivalents shall be made as soon as administratively practical following the end of the Deferral Period (but in no event later than 60 days thereafter).

5.Involuntary Termination. If your employment is terminated at any time during the Deferral Period (including before 2 December 2025) due to Involuntary Termination and you execute a general release of claims in favor of the Company within 50 days following your termination in a form satisfactory to the Administrator (a “Release”), you will vest in a pro-rata portion of your earned Performance Shares, based on actual financial performance, as determined by the Administrator in its sole discretion, (which portion shall be based on the number of full months you worked during the Performance Period before your termination of employment divided by 36) and all of your remaining Performance Shares will be forfeited. If you do not execute a Release, all of your Performance Shares will be automatically forfeited in their entirety. With respect to an Involuntary Termination that also meets the definition of Retirement: (i) if services to the Company are terminated before 2 December 2025, such termination of employment shall be deemed to be, and shall be treated as, an Involuntary Separation for purposes of this Award Agreement; and (ii) if services to the Company are terminated on or after 2 December 2025 and prior to the end of the Deferral Period, such termination of employment shall be deemed to be, and shall be treated as, a Retirement for purposes of this Award Agreement. If your employment by the Company and all its affiliates terminates at any time during the Deferral Period due to Involuntary Termination, payment in respect of Performance Shares that have not been forfeited and of related Dividend Equivalents shall be made as soon as administratively practical following the end of the Deferral Period (but in no event later than 60 days thereafter).

6.Notwithstanding anything to the contrary above, if your employment by the Company and its affiliates is terminated and such termination constitutes a “Termination of Employment” within the meaning of the Program and the administrator of the Program determines you are entitled to the benefits of the Program, your outstanding Awards under this Agreement shall be treated in accordance with the Program.
7.Recoupment and Forfeiture. This award, and any proceeds hereunder, shall be subject to the terms of the Air Products and Chemicals, Inc. Compensation Recoupment Policy and Air Products and Chemicals, Inc. Supplemental Executive Officer Recoupment Policy (each a “Policy”), each as may be amended from time to time. By accepting this award, you acknowledge that this award, and proceeds hereunder, are subject to reimbursement, repayment, recoupment, or forfeiture pursuant to the terms of each Policy in the event of an accounting restatement or covered conduct under the terms of the applicable Policy.
8.Taxes. The Company shall have the right to deduct from all Awards hereunder paid or any payment in respect of an Award, any federal, state, local or foreign taxes required or permitted by law to be withheld. In the case of a payment in respect of Performance Shares made in Common Stock, the Company shall reduce number of the shares of Common Stock to be distributed by an amount with a value equal to the value of such taxes required or permitted to be withheld.
9.Adjustments. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Award Agreement shall be made as provided in the Plan.
10.Code section 409A. It is intended that the provisions of this Award Agreement avoid the adverse consequences under section 409A of the Internal Revenue Code (the “Code”), and all provisions of the Award Agreement shall be construed and interpreted in a manner consistent with that intent. The Administrator reserves the right to make amendments to the Award Agreement as the Administrator deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with an Award (including any taxes and penalties under section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

FY2025-2027 Performance Share Payout Schedule

1.Performance Shares Earned. For the avoidance of doubt, capitalized terms that are otherwise not defined in this Attachment will have the same definition as in the Award Agreement. The number of Performance Shares earned will be determined in accordance with the following formula:

(PERFORMANCE SHARES AWARDED) x (PAYOUT FACTOR) = (PERFORMANCE SHARES EARNED)

2.Payout Factor. The “Payout Factor” is the percentage determined under this Section 2. The Payout Factor is based on the Company’s TSR Percentile Rank among the TSR comparator group for the Performance Period. The “Initial Payout Factor” is determined in accordance with the following schedule:

Company’s TSR Percentile Rank	Initial Payout Factor
> 75th %ile	200%
> 55th %ile	100%
> 30th %ile	30%
< 30th %ile	0%

If the absolute TSR performance for the 3-year performance period is negative, the initial payout factor based on the Company’s TSR Percentile Rank among the TSR comparator group will be capped at 100%.

The Initial Payout Factor will be interpolated for TSR Percentile Rank between discrete points, from a minimum Initial Payout Factor of 30 percentage points to a maximum Initial Payout Factor of 200 percentage points.

The Initial Payout Factor will be increased by 15 percentage points to determine the maximum Payout Factor (the “Maximum Payout Factor”), but in no event will the Maximum Payout Factor exceed 215 percentage points. The Committee, in its discretion, may decrease the Maximum Payout Factor by up to 30 percentage points (i.e., a decrease of 15 percentage points from the Initial Payout Factor) to determine the Payout Factor. The Committee, in its discretion, may adjust the amount of any individual’s payout, but the Payout Factor used for such payout may not exceed the Maximum Payout Factor.
3.Definitions.

a.Beginning Price means, with respect to the Company’s and any other TSR comparator group company’s common stock, the average of the closing sale prices of a share of such common stock on the principal exchange on which such stock is traded for the thirty (30) calendar days preceding the first day of the of the Performance Period.

b.Ending Price means, with respect to the Company’s and any other TSR comparator group company’s common stock, the average of the closing sale prices of a share of such company’s common stock on the principal exchange on which such stock is traded for thirty (30) calendar days ending with the last day of the Performance Period.

c.TSR Comparator Group for purposes of calculating the TSR Percentile Rank, shall be a fixed group of the companies that comprise the S&P 500 index at the beginning of the Performance Period (i.e., 1 October 2024), subject to the modifications described below. The TSR Comparator Group will be modified to reflect merger and acquisition activity during the Performance Period. If an S&P 500 constituent is acquired during the Performance Period, they will be removed from the index when calculating the payout. If an S&P 500 constituent has a spin, the RemainCo stays when calculating the payout, and SpinCo will be treated as a dividend. If an S&P 500 constituent goes bankrupt during the Performance Period, the company will remain in the comparator group, ranked at the bottom.
d.Total Shareholder Return or TSR shall be the percent increase/decrease in value that would be experienced from purchasing a share of the Company’s or a TSR comparator group company’s common stock at the Beginning Price and holding it for the Performance Period and selling at the Ending Price of such a share, assuming that dividends and other distributions are reinvested in additional shares of such stock at the closing market price on the ex-dividend date. Any non-cash distributions shall be valued at market value that shall be determined by the Committee.

e.TSR Rank means the ranking of the Company’s TSR among the TSRs for the TSR Comparator Group companies for the Performance Period. TSR Rank is determined by ordering the TSR comparator group companies and the Company from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In the event of any ambiguity, the determination of the Committee shall be final and binding.

4.TSR Percentile Rank. The TSR Percentile Rank will be determined as follows:

The nth ranked company out of the N companies (including Air Products) would have the following TSR Percentile Rank

TSR Percentile Rank =	(N — n) (N — 1)

That is, if Air Products ranked 5th out of 16 companies, its TSR Percentile Rank would be 73.3% ((16-5)/(16-1)), which would give an Initial Payout Factor of 191.6%.